Exhibit 99.2

AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT

This Amendment Number One dated April 7, 2009 (the “Amendment”) amends that certain Change of Control Agreement dated June 2, 2006 (the “Agreement”) by and between SciClone Pharmaceuticals, Inc. (the “Company”) and Dr. Friedhelm Blobel (“Employee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed them in the Agreement.

RECITALS

A. The Board of Directors of the Company (the “Board”) has previously determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company.

C. The Board believes that it is imperative to provide Employee with certain severance benefits related to the Employee’s Long Term Incentive Plan (“LTIP”) as further described in that certain Amendment No. 1 dated the same date hereof to the Employment Agreement dated June 2, 2006 upon Employee’s termination of employment following a Change in Control that will provide Employee with enhanced financial security and provide sufficient incentive and encouragement to Employee to remain with the Company following a Change in Control.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, terms and conditions set forth in this Agreement, the parties agree as follows:

1. Amendment.

(a) Section 2(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) Employee will be entitled to receive severance pay in an amount equal to the sum of (A) one hundred fifty percent (150%) of his annual base salary as in effect at the time of such termination, and (B) either (I) if Employee’s employment is terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked by Employee since January 1, 2009, or (II) if Employee’s employment is terminated on or after December 31, 2011 and the LTIP Bonus (as defined in the Employment Agreement) has not already been paid to Employee, $450,000. Any severance to which Employee is entitled pursuant to this section will be paid in a lump sum, less applicable withholding, within thirty (30) days following Employee’s termination, subject to the provisions of Section 2(a)(v) hereof;”

(b) Section 2(a)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(ii) With respect to any unvested options to purchase shares of stock of the Company held by Employee which options are subject to time-based vesting based upon the Employee’s length of continued service with the Company (and for the sake of clarity, excluding any unvested options subject to vesting based upon the achievement of individual or Company performance metrics), Employee will immediately become vested in full at the time of such termination; and”

2. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Amendment, any such dispute will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Human Resources Department. Employee and the Company hereby waive their respective rights to have any such disputes or claims tried before a judge or jury.

3. Severability. If any provision of this Amendment is deemed invalid, illegal or unenforceable, such provision will be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Amendment will not in any way be affected.

4. Assignment. In view of the personal nature of the services to be performed under this Amendment, Employee cannot assign or transfer any of his obligations under this Amendment.

5. Employee’s Successors. All rights of Employee hereunder will inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Entire Agreement. This Amendment and the Agreement constitute the entire agreement between Employee and the Company regarding the terms and conditions of employment, and they supersede all prior negotiations, representations or agreements between Employee and the Company regarding employment, whether written or oral. This Amendment may be executed in counterparts, each of which will be an original and both of which together will constitute one and the same instrument.

7. Modification. This Amendment may only be modified or amended by a supplemental written agreement signed by Employee and an authorized representative of the Company.

8. Governing Law. This Amendment will be governed by and construed according to the laws of the State of California.

Please sign and date this letter on the spaces provided below to acknowledge Employee’s acceptance of the terms of this Agreement.

Sincerely, SciClone Pharmaceuticals, Inc.

	By:	/s/ Gary S. Titus
Gary S. Titus,
Chief Financial Officer and Senior Vice President, Finance

Agreed to and Accepted:

Date: April 7, 2009	/s/ Dr. Friedhelm Blobel
Dr. Friedhelm Blobel

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